EXHIBIT 4.1

WOODWARD GOVERNOR COMPANY
1996 LONG-TERM INCENTIVE COMPENSATION PLAN
(EFFECTIVE JANUARY 1, 1996)

The 1996 Long-Term Incentive Compensation Plan (the "Plan"), effective January 1, 1996, is established to further the long-term growth and profitability of the Woodward Governor Company (the "Company") by offering long-term incentives in addition to current compensation to certain key management worker members of the Company and to provide such participating worker members with an equity position in the Company to further align their interests with those of the shareholders of the Company. It is believed that the Plan will stimulate such worker members' efforts on the Company's behalf, will tend to maintain and strengthen their desire to remain with the Company, will be in the interest of the Company and its shareholders, and will encourage such worker members to have a greater personal financial investment in the Company through ownership of its Common Stock.
1.	Administration
The Plan shall be administered by the Stock Option Committee or any successor thereto of the Board of Directors of the Company (the "Committee") as shall be determined by the Board of Directors. The Committee shall consist of not less than two members of the Board of Directors, each of whom shall qualify as a "disinterested person" to administer the Plan as contemplated by Rule 16b-3, as amended, or other applicable rules under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). So long as the members of the Compensation Committee of the Board of Directors qualify as "disinterested persons" as herein provided, the Compensation Committee may also serve as the Stock Option Committee from time to time. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan, and to make such determinations and to take such action in connection therewith or in relation to the Plan as it deems necessary or advisable, consistent with the Plan.
The Committee shall report to the Board of Directors of the Company the eligible participants and, in general terms, the terms and conditions of their participation.
2.	Eligibility
Key management worker members of the Company, its subsidiaries and its affiliates, whether or not directors of the Company, shall be eligible to participate in the Plan ("Eligible Worker Members") if designated by the Committee. Those directors who are not regular worker members are not eligible.
3.	Incentives
Incentives under the Plan may be granted in any one or a combination of (a) Incentive Stock Options and (b) Nonqualified Stock Options (together "Incentives"). All Incentives shall be subject to the terms and conditions set forth herein and to such other terms and conditions as may be established by the Committee. Determinations by the Committee under the Plan including without limitation, determinations of the Eligible Worker Members, the form, amount and timing of Incentives, the terms and provisions of Incentives, and the agreements evidencing Incentives, need not be uniform and may be made selectively among Eligible Worker Members who receive, or are eligible to receive, Incentives hereunder, whether or not such Eligible Worker Members are similarly situated. Incentives granted shall be based primarily upon the attainment of objective performance goals established in writing by the Committee and such other factors as the Committee deems appropriate. The performance goals may be expressed in terms of financial, operating, or other criteria as deemed appropriate. It is the intent of the Plan that the goals established by the Committee can be expected to result in current or future increase in shareholder value.
4.	Shares Available for Incentives
(a) 	Shares Subject to Issuance or Transfer. Subject to adjustment as provided in Section 4(b) hereof, there is hereby reserved for issuance under the Plan 200,000 shares of the Company's Common Stock ("Common
Stock"); provided, however, that the maximum number of shares available for granting Incentives for the following periods shall be limited as set forth below:
	Period	Maximum Shares Available
01/01/96 TO 12/31/98	100,000
01/01/99 TO 12/31/01	100,000

The shares available for granting Incentives for any such period described above shall be increased by the number of shares to which options granted under the Plan during such period have lapsed, expired, terminated or been canceled for any reason, including by reason of the failure to obtain performance targets applicable thereto. Shares under this Plan may be delivered by the Company from its authorized but unissued shares of Common Stock or from Common Stock held in the Treasury.
(b) 	Maximum Shares to any Eligible Worker Member. Subject to adjustment as provided in Section 4(c) hereof, during the period from January 1, 1996 through December 31, 2001, no Eligible Worker Member shall receive
Incentives covering more than 80,000 shares of the Common Stock.
(c)	Recapitalization Adjustment. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment, if any, as it may deem appropriate in the number and kind of shares authorized by the Plan, in the number and kind of shares covered by Incentives granted, and in the option price.
5.	Stock Options
The Committee may grant options qualifying as Incentive Stock Options under the Internal Revenue Code of 1986, as amended, or any successor statute thereto (the "Code") and Nonqualified Stock Options (collectively "Stock Options"). Such Stock Options shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:
(a) 	Option Price. The option price per share with respect to each Stock
Option shall be determined by the Committee and shall not be less than 100%
of the fair market value of the Common Stock, as determined by the
Committee, on the October 1 coincident with or immediately preceding the date the Stock Option is granted. Notwithstanding the preceding sentence, in the case of Incentive Stock Options or options for which the Company desires to preserve the Company's tax deduction pursuant to Section 162(m)
of the Code for compensation paid, the purchase price shall not be less than 100% of the fair market value of the Common Stock on the date the
Stock Option is granted, as determined by the Committee.
(b)	 Period of Option. The period of each Stock Option shall be fixed by the Committee but shall not exceed ten years.
(c) 	Payment. The option price shall be payable in cash or, if permitted by the Committee, in shares of Common Stock previously owned by the grantee or in shares of the Common Stock that otherwise would be distributed to such grantee upon exercise of the Stock Option. Such payment shall be made at the time the Stock Option is exercised. No shares shall be issued until full payment therefor has been made. A grantee of a Stock Option shall have none of the rights of a shareholder until the shares are issued.
(d) 	Exercise of Option. The shares covered by a Stock Option may be purchased in such installments, on such exercise dates and during such periods as the Committee may determine.
(e) 	Performance Targets. The Committee may require that specified performance targets be attained before a Stock Option becomes exercisable.
(f) 	Termination of Membership. Upon the termination of a Stock Option grantee's membership (for any reason other than retirement, death, disability or cause), Stock Option privileges shall be limited to the shares which were immediately exercisable at the date of such termination.
The Committee, however, in its discretion, may provide that any Stock
Options outstanding but not yet exercisable upon the termination of a Stock Option grantee's membership may become exercisable in accordance with a schedule to be determined by the Committee. Such Stock Option privileges shall expire unless exercised within such period of time after the date of termination of membership as may be established by the Committee, but in no event later than the expiration date of the Stock Option. If a Stock Option grantee's membership is terminated for cause, as defined by the Committee, the Committee may provide that all rights under the Stock Option shall expire upon receipt of the notice of such termination.
(g) 	Retirement. Upon retirement, as defined by the Committee, of a Stock
Option grantee, Stock Option privileges shall apply to those shares immediately exercisable at the date of retirement. The Committee, however, in its discretion, may provide that any Stock Options outstanding but not yet exercisable upon the retirement of a Stock Option grantee may become exercisable in accordance with a schedule to be determined by the
Committee. Stock Option privileges shall expire unless exercised within such period of time as may be established by the Committee, but in no event later than the expiration date of the Stock Option.
(h) 	Death.  Upon the death of a Stock Option grantee, Stock Option privileges shall apply to those shares which were immediately exercisable at the time of death. The Committee, however, in its discretion, may provide that any Stock Options outstanding but not yet exercisable upon the death of a Stock Option grantee may become exercisable in accordance with a schedule to be determined by the Committee. Such privileges shall expire unless exercised by legal representatives within a period of time as determined by the Committee but in no event later than the expiration date of the Stock Option.
(i) Disability. Upon termination of a Stock Option grantee's membership by reason of disability, as defined by the Committee, Stock Option privileges shall apply to those shares which were immediately exercisable at the time of the termination on account of disability. The Committee, however, in its discretion, may provide that any Stock Options outstanding but not yet exercisable upon the termination of a Stock Option grantee's membership by reason of disability may become exercisable in accordance with a schedule to be determined by the Committee. Such privileges shall expire unless exercised within such period of time as may be established by the
Committee, but in no event later than the expiration date of the Stock
Option.
(j)	Change of Control. Notwithstanding anything in the Plan to the contrary, the Committee, in its discretion, may provide that any Stock
Option outstanding but not yet exercisable may become exercisable upon a change in control of the Company, as defined by the Committee.
(k)	Limits on Incentive Stock Options. Except as may otherwise be permitted by the Code, the Committee shall not grant to an Eligible Worker Member Incentive Stock Options that, in the aggregate, are first exercisable during any one calendar year to the extent that the aggregate fair market value of the Common Stock, at the time the Incentive Stock Options are granted, exceeds $100,000.
(l)	Compliance with Securities Laws. The Stock Options shall provide that the Company shall not be obligated to sell or issue any shares pursuant to any Stock Option unless the shares with respect to which the option is being exercised are at that time effectively registered or exempt from registration under the Securities Act of 1933, as amended, and applicable state securities laws.
6.	Discontinuance or Amendment of the Plan
The Board of Directors may discontinue the Plan at any time and may from time to time amend or revise the terms of the Plan as permitted by applicable statues, except that it may not revoke or alter, in a manner unfavorable to the grantees of any Incentives hereunder, any Incentives then outstanding, nor may the Board amend the Plan without shareholder approval where the absence of such approval would cause the Plan to fail to comply with Rule 16b-3 under the Exchange Act, or any other requirement of applicable law or regulation. No Incentive shall be granted under the Plan after December 31, 2001.
7.	Nontransferability
Each Incentive Stock Option granted under the Plan shall not be transferable other than by will or the laws of descent and distribution or as otherwise permitted by the Committee in compliance with Section 422 of the Code. Each Nonqualified Option granted under the Plan may be transferable subject to the terms and conditions as may be established by the Committee in accordance with regulations promulgated under the Exchange Act, or any other applicable law or regulation.
8.	No Right of Membership
The Plan and the Incentives granted hereunder shall not confer upon any Eligible Worker Member the right to continued membership with the Company, its subsidiaries and its affiliates or affect in any way the right of such entities to terminate the membership of an Eligible Worker Member at any time and for any reason.
9.	Taxes
The Company shall be entitled to withhold the amount of any tax attributable to any option granted, any amount payable or shares deliverable under the Plan after giving the person entitled to receive such amount or shares notice as far in advance as practicable. Alternatively, the Committee may require the grantee to remit an amount in cash or in Common Stock to satisfy such tax withholding requirements.
10.	Written Agreements
Each award of Stock Options shall be evidenced by a written agreement, executed by the Eligible Worker Member and the Company, which shall contain such restrictions, terms and conditions as the Committee may require.
11.	Stockholder Approval
The Plan is subject to and contingent upon approval of the Plan by the shareholders of the Company.